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                                                                    EXHIBIT 10-C

                               Retention Agreement
                       (Sales and Marketing Business Unit)

This Retention Agreement ("Agreement") is made and effective as of October 16, 2001, by and between Central Illinois Light Company, an Illinois corporation (hereinafter referred to as the "Company") and Scott A. Cisel (hereinafter referred to as the "Key Employee").

Whereas, the Company has provided certain benefits to Key Employee under the Involuntary Severance Pay Plan;

Whereas, in addition to the benefits provided under the Involuntary Severance Plan, the Company has determined it should also enter into employment retention agreements with certain key employees of the Company;

Whereas, Scott A. Cisel is a Key Employee of the Company;

Whereas, the Company is a subsidiary of CILCORP Inc.;

Whereas, should the possibility of a Change-in-Control arise, the Company believes it to be in the best interests of the Company to minimize concerns that the Key Employee might be distracted by the personal uncertainties and risks created by the possibility of a Change-in-Control;

Now therefore, to assure the Company that it will have the continued service and dedication of the Key Employee notwithstanding the possibility, threat, or occurrence of a Change-in-Control of the Company or CILCORP Inc., to induce the Key Employee to remain in the employ of the Company, and for other good and valuable consideration, the Company and the Key Employee agree as follows:

Section 1.   Definitions.

1.1  Acquiring Company.

For purposes of this Agreement, the "Acquiring Company" shall mean:

     (a) the surviving corporation if the Company or CILCORP Inc. merges or consolidates with or into another corporation in a transaction in which neither The AES Corporation nor any of its wholly-owned subsidiaries is the surviving corporation; or

     (b) the corporation, person, other entity or group (other than The AES Corporation or any of its wholly-owned subsidiaries) who acquires all or substantially all of the Company's assets or all or substantially all of the assets of the Company's Sales and Marketing Business Unit whether from the Company or a wholly-owned subsidiary of the Company; or

     (c) the surviving corporation if any wholly-owned subsidiary of the Company to which the Company's Sales and Marketing Business Unit has been transferred, merges or consolidates with or into another corporation in a transaction in which such wholly-owned subsidiary is not the surviving corporation.

1.2 Agreement Period. For purposes of this Agreement, the Agreement Period shall mean the time beginning on the Effective Date and ending on the earlier of
(i) two (2) years from the date of a Change-in-Control occurring on or after the Effective Date, or (ii) April 1, 2006.

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1.3  Change-in-Control. For purposes of this Agreement, a "Change-in-Control" of the Company shall be deemed to have occurred:

     (a) if the Company or CILCORP Inc. merges or consolidates with or into another corporation in a transaction in which neither The AES Corporation nor any of its wholly-owned subsidiaries is the surviving corporation; or

     (b) if the Company sells or otherwise disposes of all or substantially all of the Company's assets to any corporation, person, other entity or group (other than The AES Corporation or any of its wholly-owned subsidiaries); or

     (c) if any corporation, person, other entity or group (other than The
AES Corporation, or any of its wholly-owned subsidiaries) becomes, directly or indirectly, the owner of fifty percent (50%) or more of the voting stock of the Company or CILCORP Inc.; or

     (d) if the Company sells or otherwise disposes of all or substantially all of the assets of the Company's Sales and Marketing Business Unit to any corporation, person, other entity or group (other than The AES Corporation or any of its wholly-owned subsidiaries); or

     (e) if any wholly-owned subsidiary of the Company to which the assets of the Company's Sales and Marketing Business Unit has been transferred, merges or consolidates with or into another corporation in a transaction in which neither The AES Corporation nor any of its wholly-owned subsidiaries is the surviving corporation; or

     (f) if any wholly-owned subsidiary of the Company to which the assets of the Company's Sales and Marketing Business Unit has been transferred, sells or otherwise disposes of all or substantially all of the assets of the Sales and Marketing Business Unit to any corporation, person, other entity or group (other than The AES Corporation or any of its wholly-owned subsidiaries); or

     (g) if any corporation, person, other entity or group (other than The AES Corporation or any of its wholly-owned subsidiaries) becomes, directly or indirectly, the owner of fifty percent (50%) of the voting stock of any wholly-owned subsidiary of the Company to which the assets of the Company's Sales and Marketing Business Unit has been transferred.

1.4 Effective Date. For purposes of this Agreement, the Effective Date shall mean October 1, 2001.

1.5 Involuntary Severance Pay Plan. For purposes of this Agreement, the Involuntary Severance Pay Plan shall mean the Involuntary Severance Pay Plan established by the Company, effective July 16, 2001.

Section 2.   Termination of Employment.

2.1 Termination by the Company or the Acquiring Company with Cause. For purposes of this Agreement, the Company or the Acquiring Company may terminate the Key Employee's employment during the Agreement Period for Cause. In the event of such termination, the Company or the Acquiring Company shall give the Key Employee a Notice of Termination in conformity with Section 4 herein. For purposes of this Agreement, Cause shall mean:

     (a) the Key Employee's continued failure to perform substantially his/her duties with the Company or the Acquiring Company other than such failure resulting from Disability (as hereinafter defined), as determined by the Chief Executive Officer of

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the Company (the "CEO"), after a written demand for substantial performance is delivered to the Key Employee by the CEO which specifically identifies the manner in which the CEO believes that the Key Employee has not substantially performed his/her duties; or

     (b) the Key Employee's engaging in illegal conduct or gross misconduct which the CEO believes is materially and demonstrably injurious to the Company, The AES Corporation (prior to the Change-in-Control) or the Acquiring Company.

Any act or failure to act, on the instructions of the CEO of the Company or Acquiring Company or based on the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Key Employee in good faith and in the best interests of the Company.

2.2  Termination by the Key Employee for Good Reason.

The Key Employee's employment with the Company or Acquiring Company shall be deemed to be terminated by him/her for Good Reason if, during the Agreement Period, the Key Employee terminates his/her employment relationship with the Company or Acquiring Company for one of the following events:

     (a) there is a reduction by the Company or the Acquiring Company in the Key Employee's Annual Compensation;

     (b) there is a material reduction in the Key Employee's benefits; or

     (c) the Company or the Acquiring Company notifies the Key Employee that he/she will be required to change the Key Employee's principal place of employment during the Agreement Period to a location that is more than 50 miles from the Key Employee's principal place of employment immediately prior to the Effective Date; or

     (d) the Company or the Acquiring Company requires the Key Employee to travel on business to a substantially greater extent than required immediately prior to the Effective Date. In the event the Key Employee terminates his/her employment for Good Reason, the Key Employee shall notify the Company in accordance with Section 4 within thirty (30) days of the date following the first occurrence of an event described herein. If the Key Employee fails to notify the Company within thirty (30) days of the date following the occurrence of an event described herein, then the Key Employee shall be deemed to have accepted the event and shall be deemed to have waived his/her right to terminate for Good Reason for that event. For purposes of this Agreement, Annual Compensation shall include Base Salary as defined in Section 3.2, plus the annual target level of any bonus established for the Key Employee for the fiscal year in which a Change-in-Control occurs, assuming an achievement level of one hundred percent (100%) of any target award established under an incentive compensation or bonus or stock option plan of the Company in which the Key Employee participates, or if there was no annual target level of any bonus established for the Key Employee for the fiscal year in which a Change-in-Control occurs, then Annual Compensation shall include Base Salary, plus the amount of any cash bonus and the Black Scholes value of any stock options granted to the Key Employee for performance /calendar year 2000.

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2.3  Termination by Retirement or Death.

For purposes of this Agreement, termination of the Key Employee's employment based on Retirement during the Agreement Period shall mean voluntary termination in accordance with the Company's retirement policy, including early retirement, generally applicable to the Company's salaried employees. The Key Employee's death during the Agreement Period shall automatically terminate his/her employment. In either the event of retirement or death, the Company shall pay the Key Employee or the Key Employee's beneficiary(ies) any unpaid Base Salary, as defined in Section 3.2, and pay for any accrued, unused vacation through the Date of Termination, at the salary rate then in effect, plus all other amounts to which the Key Employee or the Key Employee's beneficiary(ies) are entitled under any retirement, survivor's benefits, insurance, and other applicable programs of the Company then in effect, and the Company shall have no further obligations to the Key Employee and the Key Employee's beneficiary(ies) under this Agreement.

2.4  Termination by Disability.

If the Company determines in good faith that the Key Employee's Disability has occurred during the Agreement Period (pursuant to the definition of Disability as set forth in the Company's Long-Term Disability Plan then in effect), it may give the Key Employee written notice, in accordance with Section 4 herein, of its intention to terminate the Key Employee's employment. In such event, the Key Employee's employment with the Company will terminate within thirty (30) days after written Notice of Termination is received by the Key Employee ("Disability Effective Date") and provided that within thirty (30) days after receiving such notice, the Key Employee has not returned to the full-time performance of his/her duties. The Key Employee shall receive his/her unpaid Base Salary, as defined in Section 3.2, through the Disability Effective Date at which point the Key Employee's compensation and benefits, if any, shall be determined in accordance with the Company's retirement, insurance, and other applicable plans and programs in effect on the Disability Effective Date, and the Company shall have no further obligations to the Key Employee under this Agreement.

Section 3.   Obligations of the Company following the Effective Date.

3.1  No Retention Payment.

If, during the Agreement Period, the Key Employee voluntarily terminates his/her employment with the Company, no payments under this Agreement will be made.

3.2  Salary Continuation Payment upon Termination.

If, during the Agreement Period, the Company or Acquiring Company terminates the Key Employee's employment for any reason other than for Cause, Death, Disability or Retirement or if the Key Employee terminates employment for Good Reason, the Key Employee shall receive, in addition to any salary, benefit or compensation due the Key Employee as of the Termination Date, (a) an amount equal to three
(3) times the Key Employee's Base Salary if the Termination Date of the Key Employee falls within the period commencing on the Effective Date and ending twelve (12) months following the date of a Change-in-Control, and two (2) times the Key Employee's Base Salary if the Termination Date of the Key Employee falls within the period commencing with the first day following the anniversary of the date of a Change-in-Control, but before the expiration of the Agreement Period (collectively "Salary Continuation Payment"); and LESS (b) an amount equal to any Severance Payments made to Key Employee under the Involuntary Severance Pay Plan. The Company shall also provide the Key Employee with years of service and compensation credits, along with commensurate additional benefits, if any, the Key Employee would have accrued during the Agreement Period,

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but for the termination, in any qualified or non-qualified pension, retirement, supplemental benefit or compensation deferral plan in effect on the Termination Date. For purposes of this Agreement, Base Salary shall only include the annual base salary payable to the Key Employee (the greater of annual base pay rate in effect during the month immediately preceding the Termination Date or the annual base pay rate in effect during the month immediately prior to a Change-in-Control), and shall not include the amount of any bonuses or stock options payable to the Key Employee.

3.3  Timing of Payments.

All payments made by the Company pursuant to Section 3.2 shall be paid within thirty (30) days of the Termination Date. As a precondition to receiving the "Salary Continuation Payment," the Key Employee shall execute a release of all claims in favor of the Company or Acquiring Company in a form satisfactory to it.

3.4  Stock Options.

Within one hundred eighty (180) days of the date of a Change-in-Control, the Key Employee shall elect, in writing, between the following two (2) alternatives with respect to his/her vested AES Corporation stock options (i) exercise the vested AES Corporation stock options in whole or in part in accordance with the terms of the Stock Option Agreement; and/or (ii) return the unexercised vested AES Corporation stock options to the Company for cash in an amount equal to multiplying the number of option shares times the Black Scholes value of the shares at the time of the original option grant, plus an eight percent (8%) annual return for the time the stock options were held to the date of the Change-in-Control. Within one hundred eighty (180) days of the date of a Change-in-Control, the Company shall redeem all unvested AES Corporations stock options from the Key Employee for cash in an amount determined in alternative
(ii) above.

3.5  Tax Indemnity.

In the event it shall ultimately be determined by a court or the Internal Revenue Service that any payment by the Company to or for the benefit of the Key Employee (whether paid or payable pursuant to the terms of this Agreement) would be subject to the excise tax (including penalties and interest) imposed by
Section 4999 of the Internal Revenue Code of 1986, as amended, (the "Code"), then the Key Employee shall be entitled to receive a lump sum cash payment sufficient to place the Key Employee in the same net after-tax position as if the excise tax had not been imposed (a "gross up" payment). The determination of the maximum gross up amount payable to the Key Employee shall be made by an accounting firm designated by the Company and shall be paid to the Key Employee within thirty (30) days of such determination.

Section 4.   Notice of Termination.

Any termination by the Company or Acquiring Company for Cause or Disability or by the Key Employee for Good Reason shall be communicated by a written notice of termination ("Notice of Termination") to the other party hereto and shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon by the party, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Key Employee's employment under the provision indicated, and shall set forth the date of termination ("Termination Date"). The failure by the Company or Acquiring Company, or Key Employee to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Company or the Key Employee, respectively, from asserting such fact or circumstance in enforcing the Key Employee's or the Company's rights hereunder.

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Section 5.   Not a Contract of Employment.

The employment-at-will relationship between the Key Employee and the Company shall continue except as modified by this Agreement.

Section 6.   Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois.

Section 7.   Successors and Assigns.

This Agreement shall be binding on the Company and any assignee or successor in interest to the Company and of the Key Employee and his/her heirs, assigns or legatees.

Section 8.   Arbitration and Legal Fees.

The Key Employee and the Company agree to have any dispute or controversy arising under or in connection with this Agreement settled by arbitration using an Arbitration Panel. For the purposes of this Agreement, the term "Arbitration Panel" shall mean three independent arbitrators, one of whom shall be selected by the Company, one by the Key Employee and the third shall be selected by the two other arbitrators. In the event that agreement cannot be reached on the selection of the third arbitrator, such arbitrator shall be selected by the American Arbitration Association. All arbitrators shall be selected from a list provided by the American Arbitration Association, and all matters presented to the Arbitration Panel shall be decided by majority vote. The Key Employee and the Company agree that any decision rendered in any such arbitration proceeding shall be final and binding and that each of the parties waives their rights to seek remedies in court, including the right to jury trial. All expenses of such arbitration, including the fees and expenses of the counsel for the Key Employee and the Company shall be borne by the Company and/or the Key Employee in the amount determined by the arbitrator. Any such arbitration shall be held in the City of Peoria, Illinois, unless the Company and Key Employee mutually agree on another location.

Section 9.   Term of Agreement.

The Agreement shall continue until, and terminate upon, the expiration of the Agreement Period.

Section 10.  Notice.

For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered or mailed by United States certified mail, return receipt requested, postage prepaid, provided that all notices to the Company be addressed to:

                              Central Illinois Light Company
                              300 Liberty Street
                              Peoria, Illinois  61602
                              Attention: President

or to the Corporate Secretary of any successor company at its principal place of business;

and if to the Key Employee addressed to:

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                              Scott A. Cisel
                              222 Southgate Drive
                              Elmwood, Illinois  61529

Section 11.  Non-exclusive Rights.

Nothing in this Agreement shall prevent or limit the Key Employee's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its subsidiaries for which the Key Employee may qualify, nor shall it affect such rights as the Key Employee may have under any contract or agreement with the Company or any of its subsidiaries.

Section 12.  Amendment of Agreement.

During the Agreement Period, this Agreement may not be terminated, or amended in any manner, which has an adverse effect on the Key Employee's rights hereunder without the Key Employee's written consent. Notwithstanding any other provision hereof, the Agreement may be amended after a Change-in-Control occurs to the extent necessary in order to obtain or maintain the status of the Company's retirement plans as qualified plans under Section 401(a) of the Code.

Section 13.  Entire Agreement.

This Agreement constitutes the entire agreement between the parties and supercedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto, including the Company's predecessors, with respect to the subject matter hereof.

Section 14.  Management Continuity Agreement.

CILCORP Inc. and the Key Employee are parties to a certain Management Continuity Agreement dated April 7, 1998 ("Management Continuity Agreement"). Simultaneously with the execution of this Agreement, CILCORP Inc. and the Key Employee have entered into a Termination Agreement whereby the Management Continuity Agreement is dissolved, rescinded, cancelled and terminated, and shall be, as of the Effective Date, of no further force and effect.

KEY EMPLOYEE:                    COMPANY:

                                 CENTRAL ILLINOIS LIGHT COMPANY

/s/ Scott A. Cisel               By: /s/ Leonard M. Lee
Scott A. Cisel                   Leonard M. Lee, Chairman of the Board

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